Exhibit 99.1

MetaBank® Promotes Brett Pharr to Co-President and Chief Operating Officer

Sioux Falls, S.D., June 23, 2020 (GLOBE NEWSWIRE) - MetaBank®, N.A., (“Meta”), a wholly-owned subsidiary of Meta Financial Group, Inc.® (the “Company”) (Nasdaq: CASH), announced today that Brett Pharr has been promoted to Co-President and Chief Operating Officer of MetaBank. The announcement is part of aligning business lines to best execute on Meta’s strategic initiatives. Brad Hanson will continue to lead the Company serving as Co-President and Chief Executive Officer of MetaBank and President and Chief Executive Officer of the Company. Pharr will report to Hanson.
Pharr joined Meta in February 2019, as EVP, Group Head of Governance, Risk and Compliance. In this role, he was responsible for overseeing Meta’s risk, compliance, legal, credit administration and government relations functions. During his time at Meta, Pharr also led the Company’s response efforts regarding the COVID-19 pandemic.
In his new role, Pharr will be responsible for overseeing all Meta’s business lines and executing on strategic initiatives. “Brett has demonstrated and provided tremendous leadership and guidance during his time at Meta, including the refinement of our strategic initiatives,” said Hanson. “He has also led the Company in implementing our response plan to the COVID-19 pandemic, collaborating with all of Meta’s business lines ensuring the health and safety of our employees and minimizing disruption for our customers.”
“I am honored and excited for the opportunity to lead Meta in a business leadership capacity as we navigate these unprecedented times,” said Pharr. “As the country begins to reopen, it’s imperative to make sure that each of our business lines are well positioned to serve the needs of our clients and partners.”
Prior to joining Meta, Pharr previously spent over 30 years at Bank of America and three years at Citizens Bank in senior risk management and commercial lending roles. Pharr is an accomplished banking and finance executive with core expertise spanning risk, compliance, commercial lending business leadership and transformation in highly regulated environments.
Anthony Sharett, EVP, General Counsel and Corporate Secretary will expand his role and lead Meta’s risk, compliance, legal, credit administration, and government relation functions as Chief Legal and Compliance Officer, Corporate Secretary.

About MetaBank, N.A.
MetaBank®, N.A., a federally chartered bank (“Meta”), is a subsidiary of Meta Financial Group, Inc.® (Nasdaq: CASH), a South Dakota-based financial holding company. Meta is a leader in providing innovative financial solutions to consumers and businesses in under-served niche markets and believes in financial inclusion for all. Meta’s commercial lending division works with high-value niche industries, rapid-growth companies and technology adopters to grow their businesses and build more profitable customer relationships nationwide. Meta is one of the largest issuers of prepaid cards in the U.S., having issued more than a billion cards in partnership with banks, program managers, payments providers and other businesses, and offers a total payments services solution that includes ACH origination, wire transfers, and more.

Investor Relations Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com

Media Relations:
mediarelations@metabank.com